SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this Agreement”), is made and entered as of the 8th day of April, 2010 (the “Effective Date”), by and between Gerova Financial Group, LTD. (formerly Asia Special Situation Acquisition Corp.), a Cayman Islands corporation (the “Corporation”) on the one hand, and Marshall Manley (the “Executive”), on the other hand.

WHEREAS, the Executive was an employee of the Corporation holding the position of Chief Executive Officer, and was Vice Chairman of the Board of Directors of the Corporation and subject to the terms and conditions enumerated in an Employment Agreement dated December 1, 2009;

WHEREAS, the Corporation and the Executive severed their employment relationship on April 8, 2010 (the “Separation Date”), thus terminating the above-referenced Employment Agreement;

NOW, THEREFORE, in consideration of the promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive, intending to be legally bound hereby, agree as follows:

1.           The Executive acknowledges that he is entitled to no damages, payments, benefits, compensation, remuneration, back pay, front pay, costs, expenses or fees of any kind as a result of his employment with the Corporation and/or the termination of that employment.

2.           In consideration for the Executive’s promises contained herein, the Corporation shall provide to the Executive:

a.
$4,000,000 payable in equal installments over the course of forty (40) months (the “Payout Period”), subject to all applicable federal, state and local withholding, beginning seven (7) months from the date of execution of this Agreement; and

b.
any earned but unpaid base salary and unused vacation days accrued through the Separation Date, which amount is to be calculated according to the records of the Corporation and any expenses for which proper documentation has been submitted to the Corporation; and

c.
for a period of forty-seven (47) months following the execution of this Agreement, continued coverage under the health and medical benefit plan as is generally made available to the other Executives of the Corporation, but under no circumstances be materially different from what the Executive received while employed, pursuant to such plans, as from time to time are maintained by the Corporation; provided however that such health insurance plans shall provide coverage for the Executive, his spouse, and his family.  The cost of any such insurance premium payments shall be borne solely by the Corporation and the Corporation shall reimburse the Executive for any co-payments or out of pocket expenses not otherwise covered by insurance within 30 days of incurring such expenses; and

d.	during the Payout Period, a monthly car allowance equal to One Thousand dollars and no cents ($1,000.00).

3.           All payments referenced herein are intended to be in full compliance with Internal Revenue Code Section 409A (“Section 409A”).  The Executive further acknowledges that the Corporation will not be responsible for the payment of any applicable taxes that are imposed pursuant to Section 409A.

4.           The Corporation’s obligations under this Agreement shall be limited to those described in paragraph 2 above and paragraphs 5(g)-(i) below and the Corporation’s performance of those obligations shall not be construed or interpreted as an admission of any wrongdoing, fault, or liability by the Corporation.

5.           The parties’ obligations under this Agreement are expressly conditioned upon the following:

a.
The Executive’s delivery to the Corporation of one copy of this Agreement, properly executed by the Executive and containing his original signature, along with further execution and/or delivery by the Executive of any and all other documents necessary to effectuate the provisions of this Agreement;

b.
The Executive’s representation that he has not instituted, and will not institute in the future, any actions, suits, claims, appeals, grievances, arbitration, complaints or charges with any court, tribunal or federal, state or city agency or other remedial body against the Corporation, its principals and/or affiliates relating to matters arising out of or involving the Executive’s employment with the Corporation, or the termination of that employment; except that nothing in this Agreement precludes the Executive from instituting a claim, charge, suit, action or appeal for the purpose of enforcing his contractual rights under this Agreement;

c.
The Executive’s agreement not to solicit or contact any person concerning the maintenance of any claims or actions whatsoever against the Corporation, its principals and/or affiliates; except that nothing in this Agreement precludes the Executive from responding to legal process;

d.
The Executive’s representation and warranty that he has not actually or purportedly, in whole or in part, assigned or transferred to any person or entity any claim which the Executive may have had or has against the Corporation and accordingly hereby agrees to indemnify, defend and hold harmless the Corporation for any claim based upon or arising out of such assignment or transfer;

e.
The Executive’s agreement that he will immediately, and in any event not later than ten (10) days following the execution of this Agreement, return all of the Company’s Confidential Information, as defined below, that he obtained during the course of his employment with the Company.  In addition, the Executive agrees that he will not use for any purpose or disclose to anyone any information contained within the Confidential Information at any point in the future.

(i)  Confidential Information means any and all information pertaining to the Corporation and its business, whether such information is in written form or communicated orally, visually, or otherwise, that is proprietary, non-public, or relates to any trade secret, including, but not limited to, (i) information, observations, and data obtained by the Executive while employed by the Corporation concerning the Corporation’s business, (ii) products or services, (iii) fees, costs, and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs, and reports, (vii) computer software, including operating systems, applications, and program listings, (viii) flow charts, manuals, and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods, and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, suppliers, clients, and customers, supplier and client lists, (xiii) other copyrightable works, (xiv) marketing plans and trade secrets, and (xv) all similar and related information in whatever form.

(ii)  Notwithstanding the foregoing, Confidential Information shall not include information that is or becomes generally available to, or known by, the public through no fault of the Executive.

f.
The Executive’s agreement that he will immediately, and in any event not later than ten (10) days following execution of this Agreement, return all correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, distributor lists, vendor lists, telephones, beepers, portable computers, and any other such data, information, or property collected by or delivered to the Executive by or on behalf of the Corporation, its representatives, customers, suppliers, or others and all other materials compiled by the Executive which pertain to the business of the Corporation.

g.
The parties’ agreement that (1) the Executive’s employment with the Corporation is not being terminated for “Cause,” (2) the Executive is not being removed as a Director of the Corporation for “Cause” and (3) the Executive is not resigning for “Good Reason” as a director and officer of the Corporation but instead to pursue other interests and not as the result of any disagreement;

h.
The Corporation agrees that it may employ the Executive from time to time in a consulting capacity for which the Corporation shall pay the Executive a reasonable consulting fees and expenses for such services;

i.
The parties’ agreement that they will not say, write or cause to be said or written, directly or indirectly, any statement that may be considered defamatory, negative, critical, malicious, belittling, unfavorable, pejorative, deprecatory, derogatory or disparaging with respect to the Executive or the Corporation, its principals and/or affiliates to any third party;

j.
The Corporation’s agreement that it will indemnify the Executive to the fullest extent permitted by law from and against all claims, actions, suits, proceedings, liabilities, damages, fines, costs and expenses, including reasonably attorneys’ fees and expenses which may be incurred by the Executive in connection with the performance of his duties for the Corporation during the period of his employment with the Corporation (the “Executive Liability”); provided, however, the Corporation shall not indemnify the Executive from or against any Executive Liability where the Executive Liability arose out of the Executive’s willful misconduct or gross negligence or any liability arising out of any violation of the Sarbanes-Oxley Act of 2002;

k.
The Corporation’s agreement that in response to any inquiries from prospective employers of the Executive, the Corporation shall state only the dates of the Executive’s employment with the Corporation and that the Executive served as the Corporation’s Chief Executive Officer, and as a member of the Board of Directors of the Corporation;

l.	The Corporation’s agreement that it will provide directors and officers liability insurance coverage for the Executive Liability for a period of forty-seven (47) months.

6.           In consideration for the above, and except with respect to the performance of obligations contained in this Agreement, the Executive, on behalf of himself and all heirs, personal representatives, and assigns, by execution of this Agreement, does hereby fully, completely and unconditionally forever release and discharge the Corporation and its successors, assigns, current and former employees, directors, officers, trustees, shareholders, members, agents, parents, affiliates, subsidiaries, representatives, insurers, attorneys, independent contractors and all other related or affiliated persons and entities of and from any and all liability, claims, causes, demands, obligations, actions, contracts, promises, agreements, damages, attorneys’ fees, costs, liabilities, rights and allegations of whatever kind and nature, known or unknown, including, but not limited to, such matters based on, arising out of, or related to the Executive’s employment with the Corporation or the termination of that employment.  This release includes, but shall not be limited to, any and all claims for breach of contract, implied or express; impairment of economic or business opportunity; intentional or negligent infliction of emotional distress; false arrest; assault; battery; false imprisonment; prima facie tort; defamation; libel; slander; negligent termination; malicious prosecution; or any other tort, whether intentional or negligent; or any claim or cause of action known or unknown under Title VII of The Civil Rights Act of 1964; the Equal Pay Act; the Fair Labor Standards Act; the Employment Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under an employee benefit plan); the Rehabilitation Act of 1973; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991 (Public Law 102-106, 105 Stat. 1071-1100); the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the False Claims Act; the Labor Management Relations Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the United States Constitution or any other federal, state, county or municipal statute or ordinance relating to employment or any claims growing out of any restrictions on the Corporation’s right to terminate its employees, including, but not limited to, claims relating to wages, bonuses, contract or wrongful discharge.  This Agreement covers claims of which the Executive currently may or may not have knowledge.

7.           In consideration for the above, and except with respect to the performance of obligations contained in this Agreement, the Corporation and its successors, assigns, current and former employees, directors, officers, trustees, shareholders, members, agents, parents, affiliates, subsidiaries, representatives, insurers, attorneys, independent contractors and all other related or affiliated persons and entities hereby release the Executive of and from any an all liability, claims, causes, demands, obligations, actions, contracts, promises, agreements, damages, attorneys’ fees, costs, liabilities, rights and allegations of whatever kind and nature, known or unknown, for Executive’s conduct arising out of, or related to the Executive’s employment with the Corporation; provided, however, that the Corporation expressly does not release the Executive for any willful misconduct or illegal conduct.

8.           The Executive acknowledges and agrees that any breach of Paragraph 5 of this Agreement by the Executive shall be considered a material breach.  The Executive acknowledges and agrees that, in the event of such a breach or threatened breach, the Corporation shall be entitled to appropriate injunctive relief, including an immediate temporary restraining order and/or permanent injunction without the necessity of the Corporation posting a bond.  The Corporation shall further be entitled to recover reasonable attorneys’ fees incurred in seeking relief for any such breach if the Corporation is the prevailing party.

9.           The Executive acknowledges that he understands that this Agreement is a legally binding agreement and that the Corporation advised him to review it with legal counsel of his choice before executing this Agreement.

10.             The Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation not set forth herein, made by the Corporation or any of its employees, agents, or attorneys with regard to the subject matter, basis or fact of this Agreement or otherwise.

11.           The Executive acknowledges that this Agreement is intended to address and cover any rights he may have under the governing law.  The Executive’s signature below will confirm that he is entering into this Agreement freely and with a full understanding of its terms and effect, including that he is giving up his right to bring any claim against the Corporation in accordance with Paragraph 6 above.

12.           The construction of this Agreement shall be in accordance with, and governed by, the laws of the State of Florida, without regard to Florida’s conflict of law rules.

13.           The parties consent to the exclusive jurisdiction of the Federal or State courts of the State of Florida to resolve any and all disputes arising out of or relating to this Agreement.

14.           This Agreement sets forth the entire agreement between the parties hereto and supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof.  This Agreement may be modified only by a subsequent and written instrument, executed by all parties.  This Agreement shall become effective, subject to its terms including, without limitation, the terms of Paragraphs 5(a) when this Agreement has been signed by each of the parties.

15.           This Agreement may be executed in counterparts and as so executed shall constitute one agreement, binding on all parties.

16.           If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect; except that if the releases contained herein are declared illegal, void or unenforceable by a court of competent jurisdiction, the entire Agreement shall become a nullity and any amounts paid in consideration hereunder shall be returned to the Corporation.  The parties further agree to replace any other illegal, void or unenforceable provision of this Agreement with a legal, valid, and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such illegal, void or unenforceable provision.

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IN WITNESS THEREOF, the undersigned have executed this Agreement on the dates noted below.

/s/ Marshall Manley Marshall Manley Date: April 8, 2010
ON BEHALF OF GEROVA FINANCIAL GROUP, LTD.
By: Gary T. Hirst Gary T. Hirst President, Gerova Financial Group, LTD. Date: April 8, 2010